Exhibit 99.1

DIRTT Provides Updates Regarding Conduct of Activist

Board of Directors determined to see the Company realize its potential

Special Committee has found significant evidence that shows 22NW is acting jointly with another shareholder

Alleged shareholder support of 22NW is based on incomplete and inaccurate information from 22NW and evidenced by non-binding documents

CALGARY, Alberta, January 20, 2022 (GLOBE NEWSWIRE) – DIRTT Environmental Solutions Ltd. (“DIRTT”, the “Company”, “we”, or “us”) (Nasdaq: DRTT, TSX: DRT), an interior construction company that uses proprietary software to design, manufacture and install fully customizable environments, today provided an update on the path forward in responding to the November 17, 2021 requisition (the “Requisition”) issued by 22NW Fund, LP (“22NW” or the “Activist”). The Company announced that while it remains focused on realizing its potential as its top priority, it believes it has no choice but to file an application with the Alberta Securities Commission (the “ASC”) against the Activist and another shareholder for breaching take-over bid and early warning reporting provisions under applicable Canadian securities laws, in order to protect minority shareholders and ensure that all shareholders are provided with full and accurate information. The Company also believes that the Activist’s claim of significant shareholder support in its January 14, 2022 press release bears further examination.

Change is Underway: Board of Directors Determined to See the Company Realize its Potential

DIRTT has a well-defined strategic plan being overseen by a highly-qualified board of directors (the “Board”) with a track record of success. Over the last 5 years, the Company has demonstrated its commitment to ensuring the long-term success of DIRTT by initiating a thoughtful, strategic refreshment of the Board based on a thorough review of the skill sets required for now and for tomorrow. Currently, the Board is comprised of 7 highly-qualified and experienced directors, 4 of whom have joined the Board in the last 18 months. As part of the Company’s ongoing Board refreshment, the Nominating and Governance Committee will nominate directors it believes will serve in the best long-term interests of all shareholders.

In addition, with a new and experienced Interim CEO in place and an active search for a suitable permanent CEO underway, the Board is confident this change process will lead to improved results based on manufacturing excellence, commercial execution and continued innovation.

Despite the unnecessary distraction that 22NW’s Requisition has caused, the Board remains focused on the Company’s business as its priority.

DIRTT’s Obligation to File Application and 22NW’s Refusal to Engage

For more than a month, the Company has sought to engage with 22NW and another shareholder to address the serious findings made as a result of a comprehensive investigation by a special committee of the Board. 22NW has refused to provide legally required transparency and dismissed the Company’s numerous requests to meet to discuss constructive solutions. As a result, the Company is left with no choice but to file an application with the ASC. While the Company is disappointed it has had to take such steps, 22NW’s harmful actions toward DIRTT’s minority shareholders and repeated stonewalling have left the Board no choice.

The Company filed an initial complaint with the ASC on December 8, 2021. The ASC asked 22NW and another shareholder to share their responses to the complaint with DIRTT. Both have refused, and DIRTT has serious concerns those responses provided to the ASC contain further misrepresentations and omissions. Also, 22NW’s trading disclosure in its preliminary proxy statement (which is also set out in its definitive proxy statement) filed with the U.S. Securities and Exchange Commission (the “SEC”) highlighted apparent breaches of Canadian securities laws which forced the Company to file a further complaint with the ASC on December 31, 2021.

In its application to the ASC, DIRTT explained how 22NW, its founder, Aron English who together with his associates control 18.9% of DIRTT’s shares, and one other shareholder who controls 13.4% are acting jointly regarding all aspects of their investment in the Company.

DIRTT believes it is critical that 22NW and its joint actors disclose the full extent of their relationship and their plans for the Company. In addition, to the extent their activity has resulted in an illegal take-over bid, they must address this issue immediately.

22NW Refuses to Meet Despite Multiple Invitations

22NW’s refusal to meet with the Company regarding its Requisition raises fundamental concerns, including as to its credibility.

“22NW’s inconsistent approach of publicly stating one thing while doing another has unnecessarily prolonged our ability to reach a fair resolution for all shareholders. DIRTT has repeatedly offered to meet with 22NW, including providing specific dates and times for face-to-face meetings on January 7, 2022. 22NW rebuffed or simply ignored all of these offers, then falsely claimed the opposite,” stated Todd Lillibridge, Director and Interim CEO. “This pattern of contradicting words and actions means shareholders are right to question their stated motive of helping the Company ‘pursue value’, especially since the reason stated by 22NW for the initial request for Board representation was explicitly to help advance Mr. English’s career. The Board remains open to constructively engaging with 22NW and all shareholders to quickly and fairly end this unnecessary and time-consuming proxy fight.”

Alleged Shareholder Support for Activist is Based on Misleading Information and is Not Binding

In its January 14, 2022 press release, 22NW claimed it had delivered executed documents from the beneficial owners of a majority of DIRTT’s outstanding shares in support of the election of 22NW’s six candidates nominated for election pursuant to the Requisition. As acknowledged by 22NW in its press release, all the proxies that were delivered are non-binding.

The Board believes that the proxies delivered to 22NW were based on misleading information presented by 22NW in its filings with Canadian and U.S. securities regulators. DIRTT is committed to ensuring that all shareholders have the benefit of full and accurate information before votes are counted at the annual and special meeting of shareholders scheduled to be held on April 26, 2022 (the “Meeting”).

The Board accepts that many shareholders have not been pleased with the performance and direction of the Company thus far. The Board has and will continue to take steps to move the Company forward in a positive direction. While 22NW has not articulated a strategic plan or a clear vision for the Company, the Board looks forward to communicating with shareholders its proactive plan to grow the Company for the benefit of all stakeholders.

Special Note Regarding Forward-Looking Statements

This news release contains forward-looking information within the meaning of applicable securities legislation, which reflects the Company’s current expectations regarding future events. In some cases, forward-looking information can be identified by such terms as “plans”, “anticipated”, “believe”, and “will”. Forward-looking information is based on a number of assumptions and is subject to a number of risks and uncertainties, many of which are beyond the Company’s control that could cause actual results and events to differ materially from those that are disclosed in or implied by such forward-looking information. The Company’s estimates, beliefs and assumptions, may prove to be incorrect. The risks and uncertainties that may affect forward-looking information include, but are not limited to, market conditions, the effect of the COVID-19 pandemic on the Company’s operations, business and financial results, and other factors discussed under “Risks Factors” in the Company’s management’s discussion and analysis in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC and applicable securities commissions or similar regulatory authorities in Canada on February 24, 2021, as supplemented by our Quarterly Report on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021, as filed with the SEC and applicable securities commissions or similar regulatory authorities in Canada on May 5, 2021, August 4, 2021 and November 3, 2021, respectively, and Current Report on Form 8-K, filed with the SEC and applicable securities commissions or similar regulatory authorities in Canada on or about December 1, 2021, which are available on SEDAR (www.sedar.com) and on the SEC’s website (www.sec.gov). The Company does not undertake any obligation to update such forward-looking information, whether as a result of new information, future events or otherwise, except as expressly required by applicable law. This forward-looking information speaks only as of the date of this news release.

Important Additional Information Regarding Proxy Solicitation

DIRTT intends to file a proxy statement (the “DIRTT Proxy Statement”) with the SEC in connection with the solicitation of proxies for the Meeting. DIRTT, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the Meeting. Information regarding the names of DIRTT’s directors and executive officers and their respective interests in DIRTT by security holdings or otherwise is set forth in DIRTT’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as filed with the SEC on February 24, 2021, and DIRTT’s proxy statement for the 2021 annual meeting of shareholders, as filed with the SEC on March 26, 2021. To the extent holdings of such participants in DIRTT’s securities are not reported, or have changed since the amounts described, in the 2021 proxy statement, such changes have been reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Details concerning the nominees of DIRTT’s Board for election at the Meeting will be included in the DIRTT Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders will be able to obtain a copy of the definitive DIRTT Proxy Statement and other relevant documents filed by DIRTT free of charge from the SEC’s website, www.sec.gov. DIRTT’s shareholders will also be able to obtain, without charge, a copy of the definitive DIRTT Proxy Statement and other relevant filed documents by directing a request by mail to DIRTT Environmental Solutions Ltd., 7303 30th Street S.E., Calgary, Alberta, Canada T2C 1N6 or at ir@dirtt.com or from the investor relations section of DIRTT’s website, ww.dirtt.com/investors.

About DIRTT

DIRTT is a building process powered by technology. The Company uses its proprietary ICE® software to design, manufacture and install fully customized interior environments. The technology drives DIRTT’s advanced manufacturing and provides certainty on cost, schedule, and the final result. Complete interior spaces are constructed faster, cleaner, and more sustainably. DIRTT has manufacturing facilities in Phoenix, AZ, Savannah, GA, Rock Hill, SC, and Calgary, AB. The Company works with distribution partners throughout North America. DIRTT trades on Nasdaq under the symbol “DRTT” and on the Toronto Stock Exchange under the symbol “DRT”.

For Further Information:

Media:

Hyunjoo Kim

Director, Communications, Marketing & Digital Strategy

Kingsdale Advisors

Phone: 416-867-2357

Email: hkim@kingsdaleadvisors.com

Investors:

Kim MacEachern

Investor Relations, DIRTT

403-618-4539